Consent of Independent Registered Public Accounting Firm

The Board of Directors

Taisil Electronic Materials Corporation:

We consent to the use of our report dated January 17, 2003, with respect to the balance sheet of Taisil Electronic Materials Corporation as of December 31, 2002, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, incorporated herein by reference.

/s/ KPMG CERTIFIED PUBLIC ACCOUNTANTS
Taipei, Taiwan January 28, 2005